Exhibit 99.1

Contacts	Tammy Schachter Electronic Arts 650-628-7223	Dena Cook Zeno Group 310-566-2283

EA COMPLETES ACQUISITION OF JAMDAT MOBILE

REDWOOD CITY, Calif., – February 15, 2006 – Electronic Arts Inc. (NASDAQ: ERTS) today announced that it has completed its acquisition of JAMDAT Mobile Inc. (NASDAQ: JMDT), making EA the world’s leading wireless entertainment publisher. EA Mobile has more than 400 employees in seven locations around the world and, with new releases of Tetris, Bejeweled, Bowling, The Sims™, Need For Speed™, Madden NFL™ and EA SPORTS™ FIFA Soccer, boasts an unsurpassed line-up of mobile games.

Mitch Lasky has been named Senior Vice President of EA Mobile and will oversee its global operations. Michael Marchetti has been named Vice President and Chief Operating Officer of EA Mobile.

“We welcome the JAMDAT team into the EA family with great enthusiasm. Bringing the talent, technology and expertise of the world’s leading mobile entertainment publisher into EA is a win for game players and positions our company for further growth in this important market,” said EA Chairman and Chief Executive Officer Larry Probst.

“Today is a great day for mobile game players worldwide. The EA Mobile portfolio of titles now features the best in class of leisure, sports and action games–all built on state-of-the art technology. Our combined management, sales and creative teams will allow us to innovate and grow the mobile games category worldwide,” said Mr. Lasky.

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About Electronic Arts

Electronic Arts (EA), headquartered in Redwood City, California, is the world’s leading interactive entertainment software company. Founded in 1982, the company develops, publishes, and distributes interactive software worldwide for videogame systems, personal computers and the Internet. Electronic Arts markets its products under four brand names: EA SPORTS™, EA™, EA SPORTS BIG™ and POGO™. In fiscal 2005, EA posted revenues of $3.1 billion and had 31 titles that sold more than one million copies. EA’s homepage and online game site is www.ea.com. More information about EA’s products and full text of press releases can be found on the Internet at http://info.ea.com.

Electronic Arts, EA, EA SPORTS, EA SPORTS BIG, POGO, The Sims and Need for Speed are trademarks or registered trademarks of Electronic Arts Inc. in the U.S. and/or other countries. John Madden, NFL and FIFA are trademarks and property of their respective owners and used with permission. All other trademarks are the property of their respective owners.

Some statements set forth in this release contain forward-looking statements that are subject to change. Statements including words such as “anticipate”, “believe”, “estimate”, “expect” and “plan” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause the Company’s results to differ materially from its expectations include the following: the Company’s ability to successfully integrate JAMDAT’s operations and employees; consumer spending trends; the seasonal and cyclical nature of the interactive game segment; timely development and release of Electronic Arts’ products; competition in the interactive entertainment industry; general economic conditions; and other factors described in the Company’s annual report on Form 10-K for the year ended March 31, 2005 and Form 10-Q for the quarter ended December 31, 2005. These forward-looking statements speak only as of February 15, 2006. Electronic Arts does not intend to update these forward-looking statements.